Exhibit 10.1 IMSI Press Release dated March 4, 2002

Company Contact:

Pam Volpe
International Microcomputer Software, Inc.
415.878.4025
E-mail: pr@imsisoft.com

FOR IMMEDIATE RELEASE —

IMSI® TERMINATES MERGER AGREEMENT WITH DCDC

IMSI AND DCDC ENTER INTO ALTERNATIVE AGREEMENT, IMSI ANNOUNCES
CHANGES TO BOARD OF DIRECTORS

March 4, 2002 — IMSI®, (OTC/BB: IMSI), today announced that it has terminated the Merger Agreement dated August 31, 2001 with Digital Creative Development Corporation (DCDC). IMSI and DCDC subsequently have entered into a new agreement whereby DCDC will convert a $3.6 million promissory note from IMSI into 9 million shares of IMSI common stock, and IMSI will agree to pay DCDC $250,000, payable over 15 months. IMSI will register the new shares as soon as practicable.

IMSI also announced the resignation of four board members from the company’s Board of Directors and addition of two new Board members. The four members to resign are Skuli Thorvaldsson, Gary Herman, Maurice Sonnenberg and Sigurour Jon Bjornsson. The two new Board members are Robert Falcone and Richard Berman. Mr. Falcone has over 31 years of management and Board experience, most recently as CFO of Nike, Inc. from 1992 to 1998, and is currently CFO of 800.com, an Internet retailer of consumer electronics and a Board member of Selmet Industries, Inc.

Mr. Berman has over 30 years of experience in acquisitions, restructurings, and divestitures with and on behalf of many Fortune 500 companies. He is currently a Director of the Internet Commerce Corporation (ICC), a publicly traded software company, and Chairman of the KnowledgeCube Group. Mr. Berman has previously worked in M&A and private equity as Senior Vice President for Bankers Trust, and then as Chairman and CEO of American Acquisition Company. For clients including Union Carbide, Eastman Kodak, Time Warner, Disney, American Home Products, Automatic Data Processing and British Aerospace, Mr. Berman has led deals valued over $5 billion. Mr. Berman has also invested in and managed several private companies including Battronics Corp., Voyager Software, Universal Standard Medical Labs and the leveraged buyout of Prestolite Battery.

IMSI’s CEO Martin Wade stated “After several months of working to finalize a transaction between IMSI and DCDC, we believe the termination of the merger agreement and entering into the alternative agreement to convert the DCDC promissory note into IMSI common stock and cash is the best way to increase value for IMSI shareholders.”

“We are thankful to those Board members who are resigning for their help in continuing IMSI’s progress during these past few months. With their help IMSI’s revenues and profits have grown as evidenced by the company’s results for the quarter ending December 31, 2001 where the company had a 37% increase in revenues from the previous quarter to $3.7 million, along with a $169,000 operating profit.”

“Our new Board members, Richard Berman and Robert Falcone, are excellent additions to the company’s board, and I am confident they will help IMSI achieve its goals for growth and increasing profits in the year ahead,” continued Wade.

About IMSI

Founded in 1982, IMSI has established a tradition of providing innovative technology and high quality software to the professional and home user with easy to use products at affordable prices. The company maintains two business divisions: Graphic Design and Visual Design.

Visual Design Division: Anchored by IMSI’s flagship product, TurboCAD®, computer-aided design for professional and home users, this division develops and markets visual content and design, such as FloorPlan 3D®, TurboProject®, FormTool®, Flow!™, and Org Plus®.

Graphic Design Division: IMSI’s Graphic Design division focuses on providing users with state-of-the-art clipart images, photos, fonts and artistic digital content through its MasterClips® collection and over the Internet at. ArtToday.com, a wholly owned subsidiary of IMSI. This division manages the HiJaak® line of award-winning products. More information about IMSI can be found at www.imsisoft.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under “Factors Affecting Future Operating Results” in the Company’s annual report on Form 10-K and such other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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